TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS

This Transition Agreement and Release of All Claims ("Agreement"), entered into as of _________________, 2010 between Merriman Capital, Inc., its respective subsidiaries and parent corporations, its officers, directors, agents, employees, predecessors, successors and assigns, on the one hand (collectively "Company") and Peter Coleman, on the other hand ("Employee").

1.           The parties desire to amicably continue his employment relationship between Employee and the Company until the Separation Date and to end the employment relationship on the Separation Date set forth below.

2.           Employee acknowledges that he has been advised and is hereby advised in writing to consult with an attorney of his choosing and at his expense regarding the terms of this Agreement, and the Annex Agreements attached hereto.

3.           The parties enter into this Agreement, among other reasons, to conclude the employment relationship between Employee and the Company on the Separation Date and of settling voluntarily any dispute or potential dispute that they may have as of the date of this Agreement.

4.           Employee acknowledges and agrees that, to date, he has received all earned compensation, including wages, bonus monies, accrued vacation pay and other vested benefits, if any, due to Employee in connection with his employment in accordance with the Company's policies.

5.           Employee agrees that he will return all Company property, data, records, including computer and email files and any copies thereof, in his possession or under his control to the Company on or prior to his Separation Date.  Between the date of this Agreement and the Separation Date, Employee will continue to perform all employment duties for the Company.

6.           In consideration for Employee's execution and compliance with the terms of this Agreement, and after the expiration of the Revocation Period described in paragraph 16(g), set forth herein, the Company agrees to continue Employee's employment, in the position of Chief Financial Officer, until the earliest of the following contingencies occurs ("Separation Date"):

a.	The date on which all of the following have occurred:

i.	Company has consummated an equity financing resulting in net proceed to the Company of at least $9 million ("Qualified Financing");

ii.	Settlement of the matter of Don Arata, et al. v. Merriman Curhan Ford & Co.; and

iii.	Settlement of the matter of Midsummer Investment, Ltd., v. Merriman Curhan Ford Group, Inc.;

b.	January 31, 2011; or

c.	The date the Company states in writing that Employee is no longer employed with the Company.

The Employee shall continue to receive his current base salary of $350,000, paid on the regular semi-monthly payroll schedule of the Company until the Separation Date.

7.           As further consideration for this Agreement, and only if the Company consummates a Qualified Financing as defined in Paragraph 6(a)(i), employee will be entitled to an immediate bonus payment of Eighty Seven Thousand Five Hundred and no/100 dollars ($87,500.00).

8.           Upon completion of Employee's employment, on the condition that on and after Employee has executed and delivered to the Company the release in the form attached hereto as Annex A, and after the Revocation Period set forth in such release has expired, the Company agrees, as additional consideration for the receipt of the releases set forth in Annex A, Employer will agree as follows:

a.

i.
If the Company consummates a Qualified Financing in accordance with Paragraph 6(a)(i) of the Agreement prior to the Separation Date, Employer will offer Employee a Consulting Agreement in accordance with the terms set forth in Annex B providing for annual compensation of Two Hundred Sixty Two Thousand Five Hundred and no/100 dollars ($262,500).

ii.
If the Company does not consummate a Qualified Financing prior to the Separation Date, Employer will offer Employee a Consulting Agreement in accordance with the terms set forth in Annex B providing for annual compensation of Three Hundred Fifty Thousand and no/100 dollars ($350,000).

and

b.
Company will agree to accelerate the vesting of following  stock options that have been granted to the Employee:  (i) 400,000 shares on pre-split basis (57,142 shares on a post split basis) granted pursuant to the terms and conditions of the 2003 Stock Incentive Stock Option Plan on May 8, 2009; (ii) 100,000 shares on pre-split basis (14,285 shares on a post split basis) granted pursuant to the terms and conditions of the 2003 Stock Incentive Stock Option Plan on July 1., 2009; and (iii) 50,000 shares on pre-split basis (7,142 shares on a post split basis) granted pursuant to the terms and conditions of the 2000 Stock Incentive Stock Option Plan on July 1., 2009 (the “Options”), as follows:  at the time of Employee’s termination of employment, the vesting of each of the Options outstanding on the Separation Date shall be accelerated as if the Employee was continuously employed until the anniversary of the Separation Date.  Currently, Employee possesses 550,000 Options pre-split , or 78,569 post-split.  All references to pre-split and post-split herein refer to the one-for-seven reverse stock split affected by the Company’s parent company, Merriman Holdings, Inc., on August 16, 2010.  Employee’s ability to exercise his options will continue during the duration of his employment and the duration of the Consulting Agreement, and will terminate 90 days after the termination of the Consulting Agreement discussed below.

9.           Employee has, in the course of his duties on behalf of the Company, been advised of certain business matters and affairs of the Company regarding its customers and the management of its business.  The duties performed by Employee for the Company placed him in a position of trust and confidence with respect to certain trade secrets and other proprietary information relating to the business of the Company and not generally known to the public.  Except as permitted or directed by the Company's Board of Directors, during the time of his employment by the Company and at any time thereafter, Employee shall not divulge, furnish, or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret information or knowledge of the Company, whether developed by yourself or by others.  Such confidential and/or secret information includes, but is not limited to, the Company's customer and supplier lists, business plans, and financial, marketing, and personnel information.  Employee agrees to refrain from any acts or omissions that would reduce the value of any confidential or secret knowledge or information to the Company, both during your employment hereunder and at any time after the termination of your employment.  Your obligations of confidentiality under this section shall not apply to any knowledge or information that is now published publicly or that subsequently becomes generally publicly known, other than as a direct or indirect result of a breach of this provision.

10.         Employee agrees to accept full responsibility for any tax filing or related filing requirements such as tax payments which he is required to make.  Moreover, Employee agrees to indemnify the Company regarding any tax liability or other liability related to the payment of the above sums, if any, including but not limited to any employer requirements that are claimed by the IRS, the State of California, or any other entity or agency, including any accounting or legal fees incurred by the Company regarding such claims.

11.         Notwithstanding the provisions of section 1542 of the Civil Code of the State of California (set forth below), Employee hereby irrevocably and unconditionally releases and forever discharges the Company from any charges, complaints, claims and liabilities, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), that Employee at any time heretofore had or claimed to have or that Employee may have or claim to have regarding events that have occurred as of or on the date Employee signs this Agreement, including, without limitation, any claims related to Employee's employment with the Company or his termination therefrom.  It is expressly understood by Employee that among the civil claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) to the extent that the facts giving rise to such claims occurred prior to or on the date that Employee signs this Agreement.

12.         Except as stated in paragraph 13, the parties understand the word "claims" to include all actions, claims and grievances, whether actual or potential, known or unknown, encompassed by this Agreement, with the exception of claims that cannot be released by private agreement.  The claims encompassed by this Agreement (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, all types of employment discrimination or wrongful discharge claims are hereby released by Employee and forever barred, regardless of the forum or form in which such might be brought.  This includes, but is not limited to, claims for wrongful termination; violation of public policy; violation of the California Fair Employment & Housing Act, Title VII of the Civil Rights Act, 42 U.S.C. Sections 1981 and 1983, the Employee Retirement Income Security Act, the Americans With Disabilities Act, and/or the California Labor Code; for intentional and negligent infliction of emotional distress; for defamation; and, for any and all related claims under state, federal and local law.

13.         The claims that are not released by this Agreement are the following:  (1) claims related to the consideration offered for this Agreement; (2) claims that controlling law clearly states may not be released by settlement under any circumstances; and (3) claims arising after the effective date of this Agreement.

14.         After consulting with his attorneys, Employee hereby agrees that all rights under section 1542 of the Civil Code of the State of California are hereby waived by Employee as to the matters encompassed by this Agreement.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

This waiver is not a mere recital, but is a known waiver of rights and benefits.  This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

15.         Employee affirms that he has not caused or permitted to be filed nor will cause or permit to be filed on his behalf any charge, complaint or action before any federal, state, or local administrative agency or court against the Company, concerning any event occurring prior to the signing of the Agreement.  However, nothing in the Agreement shall be construed as prohibiting Employee from filing a charge or complaint with the National Labor Relations Board (NLRB) or the Equal Employment Opportunity Commission (EEOC) or participating in an investigation or proceeding conducted by the  NLRB or the EEOC.

16.         Employee understands and agrees that he:

a.      Has had a full twenty-one (21) days within which to consider this Agreement before executing it;

b.      Has carefully read and fully understands all of the provisions of this Agreement;

c.      Is, through this Agreement, releasing the Company from any and all claims he may have against the Company, including claims under the Age Discrimination in Employment Act (ADEA) and the California Fair Employment and Housing Act;

d.      Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

e.      Knowingly and voluntarily intends to be legally bound by this Agreement;

f.      Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

g.      Has a full seven (7) days following the execution of this Agreement (the "Revocation Period") to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the Revocation Period has expired; and

h.      Understands that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived.

17.         This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, the Company is in no way admitting liability of any sort.  This Agreement, therefore, does not constitute an admission of liability of any kind.  The Company specifically disclaims any claim that wages or expenses of any kind are due and owing to Employee.

18.         Employee agrees that he will keep the fact, terms, and amount of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to anyone.  However, Employee may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes, and may also disclose to his spouse, partner, legal counsel, financial advisor and/or tax consultant or preparer.

19.         Employee and the Company both agree that neither party shall knowingly make any oral or written statements that disparage the other party or any of its management, directors, employees, partners, stockholders or members who held such positions while the Employee was employed by the Company and are still in such positions at the time such statements are made.

20.         Employee agrees that for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of the Company, either for myself or for any other person or entity.

21.         The Company and Consultant agree that, in the event of any dispute regarding the interpretation or enforcement of this agreement or any other dispute between the Company and Consultant, that each of them will engage in a reasonable good faith effort to resolve such dispute directly between the parties before resorting to legal process or to outside attorneys.

22.         The parties agree that this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.  Should any provision of this Agreement be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.

23.         The parties agree that this Agreement, and any fully executed Annexes hereto, contains their complete and final agreement and that there are no representations, statements, or agreements that have not been included within this Agreement.

24.         The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

25.         This Agreement shall be binding upon the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns.  Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

26.         This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed as of the date first written above.

MERRIMAN CURHAN FORD & CO.

By:
Name:
Title:

PETER COLEMAN

Peter Coleman

[Signature Page to Transition Agreement and Release Of All Claims]

ANNEX A

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims ("Annex Agreement"), entered into as of ________________ between Merriman Curhan Ford, its respective subsidiaries and parent corporations, its officers, directors, agents, employees, predecessors, successors and assigns, on the one hand (collectively "Company") and Peter Coleman, on the other hand ("Employee") .

1.           This Annex Agreement does not extinguish the Transition Agreement and Release of All Claims (the "Agreement") between the Company, Employee and the other parties thereto, but is an extension of that Agreement.  Employee agrees that he has continuing obligations to comply with all provisions of the Agreement, whether separately stated in this Annex or not.

2.           Employee acknowledges and agrees that he has received all earned compensation, including wages, bonus monies, accrued vacation pay, and other vested benefits, if any, due to Employee in connection with his employment as of the date hereof.

3.           In consideration for the Employee’s Release of Claims under this Annex Agreement, the Company agrees to provide the following consideration after the expiration of the Revocation Period set forth in Paragraph 10:

a.

i.
If the Company consummates a Qualified Financing in accordance with Paragraph 6(a)(i) of the Agreement prior to the Separation Date, Employer will offer Employee a Consulting Agreement in accordance with the terms set forth in Annex B providing for annual compensation of Two Hundred Sixty Two Thousand Five Hundred and no/100 dollars ($262,500).

ii.
If the Company does not consummate a Qualified Financing prior to the Separation Date, Employer will offer Employee a Consulting Agreement in accordance with the terms set forth in Annex B providing for annual compensation of Three Hundred Fifty Thousand and no/100 dollars ($350,000).

and

b.
Company agrees to accelerate the vesting of following  stock options that have been granted to the Employee:  (i) 400,000 shares on pre-split basis (57,142 shares on a post split basis) granted pursuant to the terms and conditions of the 2003 Stock Incentive Stock Option Plan on May 8, 2009; (ii) 100,000 shares on pre-split basis (14,285 shares on a post split basis) granted pursuant to the terms and conditions of the 2003 Stock Incentive Stock Option Plan on July 1., 2009; and (iii) 50,000 shares on pre-split basis (7,142 shares on a post split basis) granted pursuant to the terms and conditions of the 2000 Stock Incentive Stock Option Plan on July 1., 2009 (the “Options”), as follows:  at the time of Employee’s termination of employment, the vesting of each of the Options outstanding on the Separation Date shall be accelerated as if the Employee was continuously employed until the anniversary of the Separation Date.  Currently, Employee possesses 550,000 Options pre-split , or 78,569 post-split.  All references to pre-split and post-split herein refer to the one-for-seven reverse stock split affected by the Company’s parent company, Merriman Holdings, Inc., on August 16, 2010.  Employee’s ability to exercise his options will continue during the duration of his employment and the duration of the Consulting Agreement, and will terminate 90 days after the termination of the Consulting Agreement discussed below.

4.           Employee agrees to accept full responsibility for any tax filing or related filing requirements such as tax payments which he is required to make.  Moreover, Employee agrees to indemnify the Company regarding any tax liability or other liability related to the payment of the above sums, if any, including but not limited to any employer requirements that are claimed by the IRS, the State of California, or any other entity or agency, including any accounting or legal fees incurred by the Company regarding such claims.

5.           Notwithstanding the provisions of section 1542 of the Civil Code of the State of California (set forth below), Employee hereby irrevocably and unconditionally releases and forever discharges the Company from any charges, complaints, claims and liabilities, known or unknown, suspected or unsuspected (hereinafter referred to as "claim" or "claims"), that Employee at any time heretofore had or claimed to have or that Employee may have or claim to have regarding events that have occurred as of or on the date Employee signs this Agreement, including, without limitation, any claims related to Employee's employment with the Company or his termination therefrom.  It is expressly understood by Employee that among the civil claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) to the extent that the facts giving rise to such claims occurred prior to or on the date that Employee signs this Agreement.

6.           Except as stated in paragraph 7, the parties understand the word "claims" to include all actions, claims and grievances, whether actual or potential, known or unknown, encompassed by this Agreement, with the exception of claims that cannot be released by private agreement.  The claims encompassed by this Agreement (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, all types of employment discrimination or wrongful discharge claims are hereby released by Employee and forever barred, regardless of the forum or form in which such might be brought.  This includes, but is not limited to, claims for wrongful termination; violation of public policy; violation of the California Fair Employment & Housing Act, Title VII of the Civil Rights Act, 42 U.S.C. Sections 1981 and 1983, the Employee Retirement Income Security Act, the Americans With Disabilities Act, and/or the California Labor Code; for intentional and negligent infliction of emotional distress; for defamation; and, for any and all related claims under state, federal and local law.

7.           The claims that are not released by this Agreement are the following:  (1) claims related to the consideration offered for this Agreement; (2) claims that controlling law clearly states may not be released by settlement under any circumstances; and (3) claims arising after the effective date of this Agreement.

8.           Employee hereby agrees that all rights under section 1542 of the Civil Code of the State of California are hereby waived by Employee as to the matters encompassed by this Agreement.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9.           This waiver is not a mere recital, but is a known waiver of rights and benefits.  This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein.

10.         Employee affirms that he has not caused or permitted to be filed nor will cause or permit to be filed on his behalf any charge, complaint or action before any federal, state, or local administrative agency or court against the Company, concerning any event occurring prior to the signing of the Agreement.  However, nothing in the Agreement shall be construed as prohibiting Employee from filing a charge or complaint with the National Labor Relations Board (NLRB) or the Equal Employment Opportunity Commission (EEOC) or participating in an investigation or proceeding conducted by the  NLRB or the EEOC.

11.         Employee understands and agrees that he:

a.      Has had a full twenty-one (21) days within which to consider this Annex Agreement before executing it;

b.      Has carefully read and fully understands all of the provisions of this Annex Agreement;

c.      Is, through this Annex Agreement, releasing the Company from any and all claims he may have against the Company, including claims under the Age Discrimination in Employment Act (ADEA) and the California Fair Employment and Housing Act;

d.      Knowingly and voluntarily agrees to all of the terms set forth in this Annex Agreement;

e.      Knowingly and voluntarily intends to be legally bound by this Annex Agreement;

f.      Was advised and hereby is advised in writing to consider the terms of this Annex Agreement and consult with an attorney of his choice prior to executing this Annex Agreement;

g.      Has a full seven (7) days following the execution of this Annex Agreement to revoke this Annex Agreement and has been and hereby is advised in writing that this Annex Agreement shall not become effective or enforceable until such revocation period has expired; and

h.      Understands that rights or claims under the ADEA that may arise after the date this Annex Agreement is executed are not waived.

12.         This Annex Agreement is in full satisfaction of disputed claims and by entering into this Annex Agreement, the Company is in no way admitting liability of any sort.  This Annex Agreement, therefore, does not constitute an admission of liability of any kind.  The Company specifically disclaims any claim that wages or expenses of any kind are due and owing to Employee.

13.         Employee agrees that he will keep the fact, terms and amount of this Annex Agreement and the Agreement completely confidential and that he will not disclose any information concerning this Annex Agreement or the Agreement to anyone.  However, Employee may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes, and may also disclose to his or her spouse, partner and/or tax consultant or preparer.

14.         The parties agree that this Annex Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California.  Should any provision of this Annex Agreement be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Annex Agreement.

15.         The parties agree that this Annex Agreement and the Agreement contains their complete and final agreement and that there are no representations, statements, or agreements that have not been included within this Annex Agreement or the Agreement.

16.         The parties acknowledge that in signing this Annex Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Annex Agreement, other than those specifically stated in this written Annex Agreement.

17.         This Annex Agreement shall be binding upon the parties to this Annex Agreement and upon their heirs, administrators, representatives, executors and assigns.  Employee expressly warrants that he and it have not transferred to any person or entity any rights, causes of action or claims released in this Annex Agreement.

18.         This Annex Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other copy of a signature shall be deemed an original for purposes of this Annex Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed as of the date first written above.

MERRIMAN CURHAN FORD & CO.

By:
Name:
Title:

PETER COLEMAN

Peter Coleman

[Signature Page to Separation Agreement and Release of All Claims]

ANNEX B
CONSULTING AGREEMENT

This agreement (this “Consulting Agreement”) is entered into by and between Peter Coleman (“Consultant”) and Merriman Capital, Inc. (the “Company”) as of ________________ in connection with, and in consideration of, the Separation Agreement between the parties dated of even dated herewith.

DUTIES

Consultant agrees to assist in the transition of his duties as Chief Financial Officer of the Company to other employees, and to cooperate with the Company to make the transition as seamless as possible, including offering advice and consultations as needed, advice on financial structure, financing alternatives, compliance with legal and regulatory requirements, accounting and reporting, assist in locating and making available files and records, and to make yourself available to support the Company’s business in any way which may be reasonably requested.  The parties have reasonably anticipated and agreed that this transition may require as much as 20 hours per week after the effectiveness of this Consulting Agreement.  Consultant also agrees to cooperate in the Company’s defense and prosecution of legal claims and other legal matters and to make himself reasonably available to in-house and outside counsel as needed.

COMPENSATION

As compensation for his consulting services, Consultant will be paid for the period starting on the week following the Separation Date and ending 12 months thereafter.   The amount of the compensation (the “Rate of Pay”) will be as follows:  (i) if the Company has consummated an equity financing resulting in net proceeds to the Company of not less than $9 million after September 20, 2010 (a “Qualified Financing”), the Rate of Pay shall be Two Hundred Sixty Two Thousand Five Hundred and no/100 dollars ($262,500); if the Company has not consummated a Qualified Financing after September 20, 2010, the Rate of Pay shall be Three Hundred Fifty Thousand and no/100 dollars ($350,000).

TERMS AND CONDITIONS

1.           Expenses.  The Company shall not reimburse Consultant for any expenses incurred in the course of performing services hereunder unless agreed to in writing by the Chief Executive Officer in advance.  Other than as described in this Consulting Agreement and the Separation Agreement, Consultant shall not otherwise be paid for the collaboration, advice and assistance provided to the Company (the “Services”).

2.           Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.  Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

3.           No Employment Relationship.  Nothing in this Agreement shall create any contract or relationship of employment between Consultant and the Company or render Consultant an employee of the Company.  Consultant shall be deemed an independent contractor and not an employee of the Company for all purposes, including all federal, state and local laws pertaining to income taxes, withholding taxes, Social Security, unemployment compensation, Workers’ Compensation or any other rights, benefits, or obligations relating to employment.  Contractor specifically understands and agrees that it: (i) shall not receive a salary or any of the health, welfare or other benefits provided by the Company to its employees; (ii) is not entitled to submit any claim for injury or illness either directly to the Company or under any workers’ compensation coverage maintained by the Company; and (iii) shall receive an IRS Form 1099 from the Company, and it shall be Consultant’s sole responsibility to report and to pay all applicable income taxes on all payments made to Consultant by the Company, and the Company shall not withhold any taxes.  Consultant shall not, at any time, represent to others that it is, nor will it hold itself out to be, an employee of the Company.  Consultant is not authorized to bind the Company or to incur any obligation or liability on behalf of the Company.

4.           Indemnification and Hold Harmless.  Contractor agrees to indemnify and hold the Company harmless against any and all claims, consequences or taxes, including penalties, fines or assessments, if any, which may arise from or relate to Contractor’s performance of the Services under this Agreement, and/or the payments received under this Agreement.  This provision shall survive the termination of this Agreement.

5.           License.  Company agrees to maintain supervision of Consultant for purposes of FINRA registrations including Series 7, Series 24, Series 27 and Series 63 registrations and any other FINRA registrations which Consultant may hold, until the end of the Term, as defined below.

6.           Term.   The term of this consulting relationship shall begin on the date that is 30 days following the Separation Date, or at such earlier time that the Company determines in its sole discretion, and shall end 12 months thereafter (the “Term”), subject to the terms and conditions below.

 (b)           In the event that the Company terminates this Consulting Agreement, prior to both the end of the Term and the Consultant obtaining an Alternate Arrangement, which termination constitutes the Consultant’s involuntary Separation from Service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Separation from Service”), with the Company, then the Company shall pay to the Consultant the balance of the compensation that would be payable to the Consultant had he provided services to the Company under this Consulting Agreement until the end of the Term (the “Consulting Agreement Termination Payment”).  The Consulting Agreement Termination Payment shall continue be made in a lump sum within 14 days after Consultant’s Separation from Service.

(c)            If (i) the Consultant is a “specified employee” within the meaning of Section 409A at the time of his Separation from Service, and (ii) some or any portion of the amounts payable to the Consultant, if any, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) would result in the imposition of additional tax under Section 409A if paid to the Consultant on or within the six-month period following the Separation from Service, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six months following the Separation from Service, it will instead become payable on the first payroll date that occurs on or after the date six months and one day following the Separation from Service (or such longer period as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(d)           Each installment payment under this Consulting Agreement payable to the Consultant is hereby designated as a separate payment and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

7.           Nondisclosure of Confidential Information.

(a)           Agreement Not to Disclose.  Consultant agrees not to use any Confidential Information (as defined below) disclosed to Consultant by the Company for Consultant’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services.  Consultant shall not disclose or permit disclosure of any Confidential Information of the Company to anyone other than the Company’s directors, officers, employees, and agents.  Consultant agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information.  Consultant further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Consultant’s attention.

(b)           Definition of Confidential Information.  “Confidential Information” means any material non-public information (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, technical data or know-how, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.  Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Consultant at the time of disclosure, as shown by Consultant’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Consultant.

(c)           Exceptions.  Notwithstanding the above, Consultant shall not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Consultant can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Consultant shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

8.           Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not directly or indirectly solicit, induce, recruit, or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of the Company, either for myself or for any other person or entity.

9.           Legal Compliance.  The performance of the Services shall be, at all times, in strict accordance with the law, and the reasonable and safe methods of practices of Contractor’s profession and with all recognized professional ethics and customs.  With respect to any workers or employees Contractor engages, Contractor shall be solely and exclusively responsible for: (a) paying all compensation, and for complying with all applicable tax payment and withholding obligations; (b) complying with all applicable federal, state and local labor and employment laws, including without limitation, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, and the Immigration Reform and Control Act; and (c) maintaining workers’ compensation and state disability insurance to the extent required by law.

10.         No Duplication; Return of Materials.  Consultant agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any of the Company’s Confidential Information.  Any materials or documents that have been furnished by the Company to Consultant in connection with the Services shall be promptly returned by Consultant to the Company, accompanied by all copies of such documentation, within ten days after receipt of a written request of the Company.

11.         No Rights Granted.  Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Consultant any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

12.         Disputes.  The Company and Consultant agree that, in the event of any dispute regarding the interpretation or enforcement of this agreement or any other dispute between the Company and Consultant, that each of them will engage in a reasonable good faith effort to resolve such dispute directly between the parties before resorting to legal process or to outside attorneys.

13.         Miscellaneous.  Any term of these Terms and Conditions may be amended or waived only with the written consent of the parties.  The Consultant Agreement and these Terms and Conditions constitute the sole agreement of the parties and supersede all oral negotiations and prior writings with respect to the subject matter hereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

MERRIMAN CURHAN FORD & CO.

By:
Name:
Title:

PETER COLEMAN

Peter Coleman

 [Signature Page to Consulting Agreement]